BMC INDUSTRIES, INC.

SAVINGS AND PROFIT SHARING PLAN

2001 REVISION

Third Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 11.2 of the BMC Industries, Inc. Savings and Profit Sharing Plan - 2001 Revision, the Plan is amended in the manner set forth below to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA").  This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and Treasury Regulations.  Except as this amendment provides otherwise, this amendment will be effective as of January 1, 2002.  This amendment will supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

1)     Effective for limitation years beginning after December 31, 2001, the aggregate annual additions that may be contributed or allocated to a Participant's account under the Plan for any Plan Year will not exceed the lesser of:

(a)   $40,000, as adjusted for increases in the cost-of-living under Code section 415(d), or

(b)  100 percent of the Participant's Section 415 Wages for the Plan Year.  The compensation limit referred to in this clause (b) will not apply to any contribution for medical benefits after separation from service (within the meaning of Code sections 401(h) or 419A(f)(2)) that is otherwise treated as an annual addition.

2)     The Eligible earnings and Testing Wages of a Participant taken into account for any Plan Year beginning after December 31, 2001, will not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code section 401(a)(17)(B).  The cost-of-living adjustment in effect for a calendar year applies to Eligible Earnings and Testing Wages for the determination period that begins with or within such calendar year.

3)     The term "key employee" means any employee or former employee (including any deceased employee) who, at any time during the Plan Year that includes the determination date, was an officer of an Affiliated Organization having annual compensation greater than $130,000 (as adjusted under Code section 416(i)(1) for Plan Years beginning after December 31, 2002), a 5-percent owner of the Affiliated Organization, or a 1-percent owner of the Affiliated Organization having annual compensation of more than $150,000.  For this purpose annual compensation means compensation within the meaning of Code section 415(c)(3).  The determination of key employees will be made in accordance with Code section 416(i)(1) of the Code and Treasury Regulations.

4)     In determining if the Plan is a top-heavy plan, the present values of accrued benefits and the amounts of account balances of an employee as of the determination date will be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Code section 416(g)(2) during the 1-year period ending on the determination date.  The preceding sentence will also apply to distributions under a termination plan which, had it not been terminated, would have been aggregated with the Plan under Code section 416(g)(2)(A)(i).  If a distribution is made for a reason other than separation from service, death, or disability, this provision will be applied by substituting "5-year period" for "1-year period."  The accrued benefits and accounts of any individual who has not performed services for the Affiliated Organization during the 1-year period ending on the determination date will not be taken into account.

5)     If the Plan is a top-heavy plan, Matching Contributions will be taken into account for purposes of satisfying the minimum contribution requirements of Code section 416(c)(2) and the Plan.  The preceding sentence will apply with respect to Matching Contributions under the Plan or, if the Plan provides that the minimum contribution requirement will be met in another plan, such other plan.  Matching Contributions that are used to satisfy the minimum contribution requirements will be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code section 401(m).

6)     Effective for distributions made after December 31, 2001, for purposes of the direct rollover provisions in Section 8.7, an eligible retirement plan will also mean an annuity contract described in Code section 403(b) and an eligible plan under Code section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan.  The definition of eligible retirement plan will also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code section 414(p).  No amount that is distributed on account of hardship will be an eligible rollover distribution, and the distribute may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

7)     A portion of a distribution will not fail to be an Eligible Rollover Distribution merely because the portion consists of After-Tax Contributions that are not includible in gross income.  However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code or to a qualified defined  contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

8)     The plan will accept Rollover contributions of Eligible Rollover Distributions made after December 31, 2001, from:

(a)   a qualified plan described in Code section 401(a) or 403(a), excluding after-tax employee contributions;

(b)  an annuity contract described in Code section 403(b), excluding after-tax employee contributions; or

(c)   an eligible plan under Code section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

9)     The Plan will not accept a participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income, other than such an account or annuity that is solely a conduit for distributions from a qualified retirement plan, excluding after-tax employee contributions.

10)For purposes of Section 8.1(a) (involuntary distribution of vested Accounts of $5,000 or less), the value of a Participant's no forfeitable Account balances will be determined without regard to that portion of the Account balances that is attributable to a Participant's Profit Sharing Plan Rollover Account and Rollover contributions (and earnings allocable thereto) within the meaning of sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code.

11)The multiple use test described in Treasury Regulation section 1.401(m)-2 and Section 9.4 will not apply.

12)The top-heavy requirements of Code section 416 and Section 13.3 will not apply in any year beginning after December 31, 2001, in which the Plan consists solely of a cash or deferred arrangement which meets the design-based safe harbor alternative requirements of Code section 401(k)(12) and Matching Contributions with respect to which the design-based safe harbor alternative requirements of Code section 401(m)(11) are met.

13)A Participant who receives a hardship withdrawal of 401(k) Contributions after December 31, 2001, will be prohibited from making 401(k) Contributions and After-Tax Contributions under this Plan and elective deferrals and after-tax employee contributions under any other plans maintained by any Affiliated Organization for 6 months after receipt of the hardship withdrawal.

14)A Participant's vested Account balances will become distributable following the Participant's severance from employment with all Affiliated Organizations.  Such a distribution will be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed this 31st day of December, 2002.

                                                                                    BMC INDUSTRIES, INC.

Attest:  /s/Jon A. Dobson                                            by:  /s/Susan Linzmeier

            Secretary                                                         its: V.P. Human Resources